SHARE EXCHANGE

THIS PLAN AND AGREEMENT OF MERGER (hereinafter called the “Agreement”), dated as of October 25, 2007, is between Sound Worldwide, Ltd., a BVI corporation (“SOUND”), and Freedom 3, Inc., a Delaware corporation (“FREEDOM”).

WHEREAS, on the date hereof FREEDOM is a corporation duly organized and existing under the laws of the State of Delaware, having authorized capital stock of 110,000,000 shares, 100,000,000 of which are classified and designated as common stock, $0.0001 par value, (“SUB Common Stock”) and 10,000,000 of which are classified and designated as preferred stock, $0.0001 par value (the “SUB Preferred Stock”);

WHEREAS, SOUND is a corporation duly organized and existing under the laws of the BVI, currently having authorized capital stock of 50,000 shares of authorized common stock, par value $1.00 USD (the “PARENT Common Stock”), and 0 authorized preferred stock (the “SOUND Preferred Stock”);

WHEREAS, there is 1 share of FREEDOM (“FREEDOM ISSUED Common Stock”) issued and outstanding and wherein SOUND owns 100% of the FREEDOM ISSUED Common Stock, and such shares constitute all of the issued and outstanding capital stock of FREEDOM;

WHEREAS, the directors of FREEDOM and SOUND have determined it advisable and in the best interest of each company that the SOUND shares be exchanged with the shares of FREEDOM and upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the directors of FREEDOM and SOUND have unanimously approved this Agreement by written consent to action in lieu of a meeting and a majority of the shareholders of FREEDOM and SOUND have approved this Agreement by written consent to action in lieu of a meeting in accordance with the statutes of the state of Delaware and the BVI; and

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, FREEDOM and SOUND hereby agree as follows:

1. Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, SOUND shall exchange shares with shares in FREEDOM (the “Share Exchange”). The name of FREEDOM shall be changed to Sound Worldwide Holdings, Inc. The Share Exchange shall become effective upon the date of execution of this Agreement (the “Effective Time” or the “Effective Date”).

2. Succession; Officers and Directors. The directors of SOUND immediately prior to the Effective Time shall be the directors of FREEDOM, each to hold office in accordance with the Certificate of Incorporation and Bylaws of FREEDOM, and the officers of SOUND immediately prior to the Effective Time shall be the officers of FREEDOM, in each case until their resignation or their respective successors are duly elected or appointed and qualified. The employees and agents of SOUND shall become the employees and agents of FREEDOM entitled to the same rights and benefits which they enjoyed as employees and agents of SOUND.

3. Further Assurances. From time to time, as and when required by FREEDOM, or by its successors and assigns, there shall be executed and delivered on behalf of FREEDOM such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in FREEDOM the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SOUND, and otherwise to carry out the purposes of this Agreement, and the officers and directors of FREEDOM are fully authorized in the name and on behalf of FREEDOM or otherwise, to take any and all such action and to execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.

4. Share Exchange.

a. At the Effective Time, each issued and outstanding share of SOUND Common Stock and each issued and outstanding share of SOUND Preferred Stock shall be converted into 350 fully paid and nonassessable shares of FREEDOM Common Stock and 1 fully paid and nonassessable share of FREEDOM Preferred Stock, as the case may be, without surrender of the certificate formerly representing such share of SOUND Common Stock or SOUND Preferred Stock (each a “SOUND Certificate”). From and after the Effective Time, all SOUND Common Stock and SOUND Preferred Stock shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such SOUND Common Stock and SOUND Preferred Stock shall cease to have any rights with respect to any SOUND Certificate except the right to receive shares of FREEDOM Common Stock and/or FREEDOM Preferred Stock (the “Share Exchange Consideration”).

b. Exhibit A attached hereto sets forth the name of each holder of SOUND Common Stock and SOUND Preferred Stock.

c. At the Effective Time, each share of common stock of FREEDOM (a “Share”) owned by the FREEDOM as treasury stock and each Share owned by the SOUND shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

d. Mr. Roger Fan, Ms. Ivy Lam, and Mr. Hung Man To, shall, from and after the Effective Time, be the officers and directors, respectively, of FREEDOM until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of FREEDOM; and

6. Amendment. Subject to the applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties at any time prior to the Effective Date.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

IN WITNESS WHEREOF, the undersigned Presidents, with the attestations of a Witness, of the respective constituent corporations, duly authorized hereunto, have executed this Agreement as of the date first above written.

Freedom 3, Inc.	Sound Worldwide, Ltd.

By: /s/ Roger K. W. Fan	By: /s/ Roger K. W. Fan
Roger K. W. Fan President, CEO	Roger K. W. Fan President, CEO